PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED FEBRUARY 8, 2000                 REGISTRATION NO. 333-93285

                                $260,000,000

                     LATTICE SEMICONDUCTOR CORPORATION
               4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006
                        AND SHARES OF COMMON STOCK

        This prospectus supplement relates to the resale by the selling securityholders of 4 3/4% convertible subordinated notes due 2006 of Lattice Semiconductor Corporation and the shares of common stock, par value of $0.01 per share, of Lattice Semiconductor Corporation issuable upon the conversion of the notes.

        This prospectus supplement should be read in conjunction with the prospectus dated February 8, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

        The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                            PRINCIPAL                                      NUMBER OF
                                         AMOUNT OF NOTES                                   SHARES OF
                                           BENEFICIALLY              PERCENTAGE OF        COMMON STOCK        PERCENTAGE OF
                                            OWNED THAT                   NOTES            THAT MAY BE         COMMON STOCK
NAME                                       MAY BE SOLD                OUTSTANDING           SOLD (1)          OUTSTANDING (2)
------                                   ---------------             -------------        ------------        ---------------
Arpeggio Fund, LP                            $800,000                     *                  19,305                   *
Investcorp SAM Fund Limited                $3,300,000                     1.3%               79,633                   *
Rhapsody Fund, LP                          $1,600,000                     *                  38,610                   *
Gryphon Domestic III, LLC                  $1,400,000                     *                  33,783                   *
Evergreen Income & Growth Fund             $1,500,000                     *                  36,196                   *

------------------------
*Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $41.440 per share; such conversion price is subject to adjustment as described under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 47,926,112 shares of common stock outstanding as of October 2, 1999, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

                             --------------------

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
            AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
               MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

             The date of this Prospectus Supplement is May 24, 2000.